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                       [LETTERHEAD OF ANDOVER TOGS, INC.]


                                              Contact:  William L. Cohen
                                                        Chief Executive Officer

                                                        (212) 244-0700


FOR IMMEDIATE RELEASE

                   ANDOVER TOGS ANNOUNCES LOSS FOR FISCAL 1995

NEW YORK, NEW YORK, March 5, 1996 -- ANDOVER TOGS, INC. (NASDAQ;ATOG) announced today the results of its operations for its fourth quarter and year ended November 30, 1995. The Company reported net sales in the fourth quarter of $22,169,000 as compared to net sales in the fourth quarter of fiscal 1994 of $27,828,000. The Company's net sales for the fiscal year ended November 30, 1995, however, increased to $80,552,000 as compared to net sales of $73,767,000 for the fiscal year ended 1994. The increase in net sales for fiscal 1995 was primarily attributable to the Dobie acquisition.

        The Company sustained a net loss of $3,195,000 or $.72 per share in the fourth quarter of fiscal 1995 as compared to net income in fiscal 1994 of $1,275,000 or $.29 per share. The Company sustained a net loss for fiscal 1995 of $4,279,000 or $.96 per share as compared to net income for fiscal 1994 of $125,000 or $.03 per share. The net loss sustained by the Company in the fourth quarter and for the year is attributable to continued pricing pressures, the booking of business at reduced margins, excess manufacturing capacities and a depressed retail environment. The Company manufactured and sold inventory at prices that were at break even or below cost. In addition, the Company had difficulties integrating the Dobie business with the Company's business. Sales allowances and additional markdowns were taken in the fourth quarter attributable to the Dobie business. Of the loss in the fourth quarter of 1995, approximately $832,000 was attributable to a write-off of the cost in excess of net assets acquired.

        As a result of the losses sustained by the Company for 1995, the Company ceased to be in compliance with many of the financial covenants in its various credit agreements thereby causing defaults under those agreements and jeopardizing the continued support of the Company's lenders. The Company and its principal stockholders have been negotiating with the Company's lenders for their continued support. To date, such negotiations have not been successful and the continued support of the lenders may not be forthcoming. Accordingly, the Company is considering all of its available options, including a filing for protection under the Federal bankruptcy laws.



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                       ANDOVER TOGS, INC. AND SUBSIDIARIES

                              SUMMARY OF OPERATIONS

(In the $000s except per share)


                                           THREE MONTHS ENDED                        YEAR ENDED
                                              NOVEMBER 30,                          NOVEMBER 30,
                                              ------------                          ------------
                                        1995               1994               1995              1994
                                        ----               ----               ----              ----
Net Sales                              $22,169            $27,828           $80,552            $73,767

Write-off of cost
in excess of net
assets acquired                            832                  -               832                  -

(Loss) Earnings
before (benefit)
provision for
income taxes                           (4,297)              1,862           (5,916)                142

Net (Loss) Earnings                    (3,195)              1,275           (4,279)                125
                                       =======              =====           =======                ===

Net (Loss) Earnings
per common share                        $(.72)               $.29            $(.96)               $.03
                                        ------               ----            ------               ----

Weighted Average                     4,463,300          4,358,300         4,435,400          4,358,300
common shares


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